Exhibit 99.1


news

For Release        Immediate


Contacts           (News Media) Jim Rosensteele, SVP, Corporate Communications
                        317.817.4418
                   (Investors) Tammy Hill, SVP, Investor Relations 317.817.2893



              Bostick Joins Conseco as Executive Vice President and
                            Chief Information Officer

Carmel, Ind., February 18, 2005: Conseco, Inc. (NYSE:CNO) today announced that Russell M. Bostick has been named executive vice president and chief information officer of the company.

"I am delighted to have Russ join our leadership team," said William Kirsch, Conseco's President and CEO. "He is a unique talent with the highest level of relevant IT expertise, making him a natural fit as we continue to fill-out our all-star team. Russ blends a successful IT track record with a strategic approach to developing and deploying IT as a competitive advantage to provide excellent customer service within a low cost environment."

"I'm looking forward to joining a company with a great future," Bostick said. "There are terrific things going on at Conseco with a great deal of opportunity for me to make an important and lasting contribution to its success."

As chief information officer, Bostick will be responsible for IT on an enterprise-wide basis. He will lead efforts focused on system simplification, smart-sourcing within Conseco, and improved capabilities to support Distribution, Operations and Financial Management, along with aggressive cost management. Bostick will be based in Carmel.

Bostick joins Conseco from Chase Insurance, the insurance arm of J.P. Morgan Chase, where he was Chief Technology Officer. He has also held other key technology positions at Corporate Software & Technology, CNA Insurance and IBM. He holds a BA from Wabash College, an MBA from the University of Chicago, and is Chairman of the Board of Governors for the IT Resource Center.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

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